Exhibit 10.1

IDEARC INC.

RESTRICTED STOCK AGREEMENT

This Agreement is made as of the 9th day of January, 2007, by and between IDEARC INC., a Delaware corporation (the “Company”), and                                                       (the “Executive”).

1. Award. The Company has made a restricted stock award to the Executive for              shares of the Company’s common stock (the “Shares”). The award and the Shares are subject to the provisions of the Idearc Inc. Long Term Incentive Plan (the “Plan”), a copy of which is furnished with this Agreement, and, to the extent not inconsistent with the Plan, the terms and conditions of this Agreement.

2. Vesting.

(a) General. The Shares will become vested in three equal annual installments beginning January 9, 2008, subject to the Executive’s continuous employment with the Company or any of its subsidiaries (“Idearc”).

(b) Forfeiture of Unvested Shares. Except as otherwise provided, if the Executive’s employment with Idearc terminates before January 9, 2010, then, upon such termination, the Executive will forfeit all right, title and interest in the unvested Shares.

(c) Special Vesting Rules.

(i) Termination Due to Death or Retirement. If the Executive’s employment with Idearc terminates before January 9, 2010 by reason of (A) the Executive’s “retirement” (as defined below) after June 30 of the calendar year in which such retirement occurs, or (B) the Executive’s death, then, in either of such events, the Executive will be immediately vested in the Shares that would have become vested on the next succeeding January 9 if the Executive’s employment had continued and the remaining unvested shares, if any, will be forfeited. For the purpose of this Agreement, the term “retirement” means voluntary termination of employment by the Executive after the date on which the sum of the employee’s age and number of years of service with Idearc or a predecessor company (including Verizon Communications Inc.) is at least 75, provided the number of years of service is at least 15. The Executive may designate a beneficiary who shall be entitled to receive Shares that become vested by reason of the Executive’s death. Any such designation must be made in writing in such manner and in accordance with such other requirements as may be prescribed by the Company’s Senior Vice President—Human Resources. If the Executive fails to designate a beneficiary, or if no designated beneficiary survives the Executive, the Executive’s beneficiary shall be the Executive’s surviving spouse, if any, or, if none, the Executive’s estate.

(ii) Termination without Cause. If the Executive’s employment with Idearc is terminated before January 9, 2010 by Idearc without “cause” (as defined below), then the Executive will be immediately vested in a pro rata portion of the Shares that would have become vested on the next succeeding January 9, based upon the number of days elapsed from the preceding January 9 until the date the Executive’s employment with Idearc terminates, and the Executive will forfeit any remaining unvested Shares. For the purpose of determining whether the Executive’s employment is terminated without cause, the term “cause” means (A) the Executive’s commission of a felony; (B) the Executive’s grossly incompetent performance or substantial or continuing inattention to or neglect of the duties and responsibilities assigned to the Executive; (C) the Executive’s fraud, misappropriation or embezzlement or a material breach by the Executive of the Idearc Code of Conduct; or (D) such other misconduct detrimental to the business or reputation of Idearc or to the ability of the Executive to fully perform the duties of the Executive’s employment. The determination of whether the Executive’s employment is terminated with or without “cause” will be made in the good faith discretion of the Human Resources Committee of the Idearc Inc. Board of Directors or its designee, and any such determination shall be final, conclusive and binding on all persons.

(d) Change in Control. In the event of a “change in control” (within the meaning of the Plan), the Executive will become fully vested in any then unvested Shares held by the Executive.

3. Transfer Restrictions. Except as otherwise permitted with respect to Shares that become vested upon the Executive’s death, the Executive may not sell, assign, transfer, pledge, hedge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) any unvested Shares, and unvested Shares may not be subject to execution, attachment or similar process. Any sale or transfer, or purported sale or transfer, shall be null and void. The Company will not be required to recognize on its books any action taken in contravention of these restrictions.

4. Dividends and Voting Rights. No dividend will be payable on unvested Shares; however, the Executive will be credited with dividend equivalents equal to the amount or value of the dividends that would have been paid on the unvested Shares if they were vested. The dividend equivalents, if any, will be credited to a bookkeeping account in the name of the Executive. Unless the Human Resources Committee, acting in its discretion before a dividend is paid, determines otherwise, the amount of the dividend equivalent will be credited in the form of restricted stock units, the number of which will be equal to the quotient rounded to the nearest whole number of (a) the total amount of the dividend that would have been paid on the Executive’s unvested Shares, divided by (b) the closing price per share of the Company’s common stock on the New York Stock Exchange on the dividend payment date. The “dividend equivalent” restricted stock units will be subject to substantially the same vesting, forfeiture and other terms and conditions applicable to the corresponding unvested Shares. The Executive will be entitled to exercise voting rights with respect to the unvested Shares.

5. Issuance of Shares. The Executive is the record owner of the Shares on the Company’s books, subject to the restrictions and conditions set forth in this Agreement. By executing this Agreement, the Executive expressly authorizes the Company to cancel, reacquire, retire or retain, at its election, any unvested Shares if and when they are forfeited in accordance with this Agreement. The Executive will execute and deliver such other documents and take such other actions, if any, as the Company may reasonably request in order to evidence such action with respect to any unvested Shares that are forfeited. If, as and when Shares become vested, and subject to the satisfaction of applicable withholding and other legal requirements, the vested Shares will no longer be subject to the transfer restrictions contained in this Agreement and the Company’s books will be updated accordingly.

6. Tax Withholding. By executing this Agreement, the Executive authorizes the Company to deduct from any compensation or any other payment of any kind (including withholding the issuance of Shares) due to the Executive the amount of any federal, state, local or foreign taxes required by law to be withheld as a result of the grant or vesting of the Shares in whole or in part; provided, however, that the value of the Shares and/or cash withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may condition the issuance of a certificate or other evidence of ownership for vested Shares upon the Executive’s payment of cash to the Company or making other arrangements satisfactory to the Committee for the payment of such withholding obligation.

7. No Other Rights Conferred. The grant of restricted Shares to the Executive shall not be deemed to constitute a contract of employment with the Executive or affect in any way the right of Idearc to terminate the Executive’s employment at any time for any or no reason. Compensation attributable to the award of Shares shall not be taken into account as compensation for purposes of determining the Executive’s benefits or entitlements under any employee pension, savings, group insurance, severance or other benefit plan or arrangement in which the Executive participates, unless and except to the extent otherwise specifically provided by such plan or arrangement.

8. Dispute Resolution. The Human Resources Committee, acting in its discretion in accordance with the Plan, has sole authority for all matters relating to the administration, interpretation and settlement of the award and the unvested Shares issued pursuant to the award, and its determinations are binding and conclusive. Any subsequent claim or controversy that arises with respect to the Executive’s award and/or the Shares covered by the award that cannot be settled after good faith discussions between the Company and the Executive shall be resolved exclusively by arbitration. The arbitration will be administered in accordance with the employment dispute resolution rules of the American Arbitration Association in the metropolitan area in which the Executive is then or was last an Idearc employee, before an experienced employment law arbitrator selected in accordance with such rules. Attorneys’ fees and costs may be awarded to a prevailing party in the discretion of the arbitrator. The arbitrator’s award will be enforceable, and a judgment may be entered thereon, in a federal or state court of competent jurisdiction in the state where the arbitration was held. The decision of the arbitrator will be final and binding.

9. Applicable Law. The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflicts of laws provisions thereof. The dispute resolution provisions shall be governed by the laws of the State of Texas to the extent they are not governed by the Federal Arbitration Act.

10. Entire Agreement. This Agreement contains the entire agreement between the Executive and the Company with respect to the award and the Shares. Any and all prior written and prior or contemporaneous oral agreements, representations, warranties, written inducements, or other communications by any person with respect to the award and/or the Shares are superseded by this Agreement and are void and ineffective for all purposes.

IDEARC INC.

By:

Executive